Exhibit 99.1

Atlantic Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., May 5, 2020 – Atlantic Union Bankshares Corporation has declared a quarterly dividend of $0.25 per share.  The dividend amount is the same as the prior quarter’s dividend and a 2 cent, or 9%, increase from the prior year’s dividend.

Based on the stock’s closing price of $22.48 on May 4, 2020, the dividend yield is approximately 4.4%.  The dividend is payable on June 3, 2020 to shareholders of record as of May 20, 2020.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937